As filed with the Securities and Exchange Commission on February 14, 2005

                                               Commission File No. 333-121072

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                                 AMENDMENT NO. 2

                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                               KRANEM CORPORATION
                                      d/b/a

                                LEARNINGWIRE.COM
                           -------------------------
               (Exact name of registrant as specified in charter)

    Colorado                           5943                    02-0585306
--------------------------    ----------------------       -------------------
(State or other jurisdiction (Primary Standard Classi-      (IRS Employer
    of incorporation)          fication Code Number)         I.D. Number)

                           410 17th Street, Suite 1870
                             Denver, Colorado 80202
                                 (303) 592-1614
                       ---------------------------------
          (Address and telephone number of principal executive offices)

                           410 17th Street, Suite 1870
                             Denver, Colorado 80202
(Address of principal place of business or intended principal place of business)

                                  Michael Grove
                           410 17th Street, Suite 1870
                             Denver, Colorado 80202
                                 (303) 592-1614
                        ---------------------------------
            (Name, address and telephone number of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                               Hart & Trinen, LLP
                             1624 Washington Street
                             Denver, Colorado 80203
                                  303-839-0061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this Registration Statement

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

Title of each                        Proposed      Proposed
 Class of                            Maximum       Maximum
Securities            Securities    Offering       Aggregate      Amount of
   to be                  to be     Price Per      Offering      Registration
Registered            Registered    Share (1)        Price          Fee
----------            ----------    -----------   ----------     -----------

Common stock          500,000 (2)      $0.50        $250,000           $32
Common stock          214,750 (3)      $0.50        $107,375            14
------------------------------------------------------------------------------
Total                                                                  $46
                                                                       ===
------------------------------------------------------------------------------

(1)  Offering price computed in accordance with Rule 457 (c).
(2)  Shares of common stock offered by the Company.
(3)  Shares of common stock offered by selling shareholders

      Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the exercise of the options or warrants as a result of any stock dividends, stock splits or similar transactions.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                               KRANEM CORPORATION
                                      d/b/a
                                LEARNINGWIRE.COM

                                  Common Stock

      By means of this prospectus Learningwire.com is offering for sale up to 500,000 shares of common stock at a price of $0.50 per share.

      The shares Learningwire is offering will be sold directly by its executive officers. Learningwire will not pay any commissions or other form of remuneration in connection with the sale of these shares.

      The offering of Learningwire's shares is being conducted on a "best efforts" basis. There is no minimum number of shares required to be sold. All proceeds from the sale of these shares, regardless of the amount raised, will be delivered directly to Learningwire and will not be deposited in any escrow account. If all shares are sold, Learningwire will receive proceeds of $230,000, net of estimated unpaid offering expenses of $20,000. Learningwire plans to end the offering on March 31, 2005. However, Learningwire may, at its discretion, end the offering sooner or extend the offering until April 30, 2005.

      In addition to the offering by Learningwire, a number of Learningwire's shareholders are offering to sell up to 214,750 shares of Learningwire's common stock at a price of $0.50 per share. If and when Learningwire's common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The selling shareholders may offer their shares at the same time that the shares of common stock are being offered for sale by Learningwire and the selling shareholders will be free to sell their shares at a price below the public offering price of $0.50 per share if and when a market develops for Learningwire's common stock. The 214,750 shares represent all of the shares owned by the selling shareholders.

      Learningwire will not receive any proceeds from the sale of the common stock by the selling stockholders. Learningwire will pay for the expenses of this offering.

      As of the date of this prospectus there was no public market for Learningwire's common stock and Learningwire had not made any application to have its shares publicly traded.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page 3 of this Prospectus.

                The date of this prospectus is February __, 2005

                                     SUMMARY

      THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED DESCRIPTIVE INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS. PROSPECTIVE INVESTORS SHOULD CAREFULLY READ THE ENTIRE PROSPECTUS AND SHOULD CONSIDER, AMONG OTHER FACTORS, THE MATTERS SET FORTH UNDER THE "RISK FACTORS."

Learningwire.com

      Learningwire is a Denver, Colorado based firm that offers high-quality, office and office supply products to businesses, educational institutions, government agencies and individuals nationwide. Learningwire markets and sells over 200,000 products through its website www.learningwire.com. Learningwire's web site enables customers to research products, purchase products online, track orders and receive administrative support. The products available from Learningwire include office supplies, such as pens, paper and printer cartridges; furniture, including chairs, tables, desks and storage units, and computers, electronics and software.

      Learningwire's "SmartRewards" program is an incentive for educational institutions to purchase products from Learningwire. Schools receive SmartRewards for purchases made through Learningwire by persons that select the school for the reward program. SmartRewards can be used by schools to purchase products from Learningwire at discounts from normal retail prices.

           Learningwire's corporate offices are located at 410 17th Street, Suite 1870 Denver, Colorado 80202. Learningwire's telephone number is (303) 592-1614 and its facsimile number is (303) 592-1846.

      As of January 31, 2005 Learningwire had 889,750 outstanding shares of common stock.

The Offering

By means of this prospectus:

     Learningwire is offering to sell up to 500,000 shares of its common stock at a price of $0.50 per share, and

     A number of Learningwire's shareholders are offering to sell up to 214,750 shares of common stock at a price of $0.50 per share. If and when Learningwire's common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. Learningwire's shareholders may be selling their stock at the same time Learningwire is attempting to raise capital through the sale of its shares. The selling shareholders may offer their shares at the same time that the shares of

Learningwire's  common  stock  are  being  offered  for  sale  and  the  selling shareholders will be free to sell their shares at a price below the public offering price of $0.50 per share if and when a market develops for Learningwire's common stock.

      Learningwire intends to use the net proceeds from the sale of the shares it is offering for the development of its website, marketing, and general and administrative expenses.

      The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include Learningwire's history of loss and the need for additional capital. See "Risk Factors" beginning on page 3 of this prospectus for additional Risk Factors.

Summary Financial Data

      The financial data presented below should be read in conjunction with the more detailed financial statements and related notes which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis and Plan of Operations."

                                        Year Ended          Nine Months Ended
Results of Operations:               December 31, 2003      September 30, 2004
---------------------                -----------------     ------------------

Revenue                                 $    1,148           $       796
Expenses                                   (76,830)              (53,689)
                                         ---------             ---------
Net Loss                                  $(75,682)             $(52,893)
                                          ========              ========

Balance Sheet Data:                  December 31, 2003     September 30, 2004
--------------------                 -----------------     ------------------

Current Assets                          $      811            $    5,992
Total Assets                                11,909                12,464
Current Liabilities                        109,682               102,110
Total Liabilities                          109,682               102,110
Working Capital (Deficit)                 (108,871)              (96,118)
Stockholders' Deficit                      (97,773)              (89,646)

                                  RISK FACTORS

      The securities being offered involve a high degree of risk. Prospective investors should consider the following risk factors which affect Learningwire's business and this offering. If any of the risks discussed below materialize, Learningwire's common stock could decline in value or become worthless.

Risk Factors Related to this Offering

      The offering of Learningwire's shares will be more difficult since its
      ----------------------------------------------------------------------
offering will be made at the same time that shares of Learningwire's common
---------------------------------------------------------------------------
stock are being offered for sale by most of its present shareholders. The sale
--------------------------------------------------------------------
of these shares by Learningwire's shareholders may make it more difficult for

Learningwire to sell its shares at the same time since, if and when a market develops for Learningwire's common stock, Learningwire's shareholders will be free to sell their shares at a price below Learningwire's public offering price of $0.50 per share.

      Because there is no public market for Learningwire's common stock, the
      ----------------------------------------------------------------------
price for the shares Learningwire is offering was arbitrarily established, does
-------------------------------------------------------------------------------
not bear any relationship to Learningwire's assets, book value or net worth, and
-------------------------------------------------------------------------------
may be greater than the price which investors in this offering receive when they
-------------------------------------------------------------------------------
resell their shares. The offering price of Learningwire's common stock should
-------------------
not be considered to be any indication of the value of its shares. The factors considered in determining the offering price included Learningwire's future prospects and the likely trading price for its common stock if a public market ever develops.

      As of the date of this prospectus there was no public market for Learningwire's common stock and if no public market develops, purchasers of the shares offered by this prospectus may be unable to sell their shares.

    Even if all shares offered by this prospectus are sold, Learningwire's officers, directors and present shareholders will own approximately 64% of Learningwire's outstanding shares and will be able to control all aspects of Learningwire's operations.

Risk Factors Related to Learningwire's Business

     To  enable   Learningwire  to  continue  in  business,   Learningwire  will
-------------------------------------------------------------------------------
eventually  need  to  earn  a  profit  or  obtain  additional   financing  until
-------------------------------------------------------------------------------
Learningwire is able to earn a profit.  Potential  investors  should be aware of
-------------------------------------
the risks, uncertainties, difficulties and expenses Learningwire faces in the office products business.

      The offering of Learningwire's shares is being conducted on a "best efforts" basis. There is no minimum amount which is required to be raised in this offering and all proceeds from the sale of the shares Learningwire is offering will be delivered to Learningwire. If only a small number of shares are sold, the amount received from this offering may provide little benefit to Learningwire. Even if all shares offered are sold, Learningwire may need additional capital to expand its business and to fund its operating losses until it can earn a profit. Learningwire's issuance of equity or equity-related securities to raise capital will dilute the ownership interest of existing shareholders.

      Additional capital may not be available to Learningwire on favorable terms when required, or at all. If additional financing is not available when needed, Learningwire may need to cease operations. Notwithstanding the above, Learningwire does not have any plans, arrangements or agreements to sell its assets or to merge with another entity.

     Learningwire  has  a  limited   operating  history  and  it  may  never  be
-------------------------------------------------------------------------------
profitable. Learningwire began to conduct business in April 2002. As a result of
----------
Learningwire's short operating history it will be difficult for potential investors to evaluate its business and prospects. Learningwire expects to incur additional losses as its marketing and general and administrative expenses increase. Learningwire may never earn a profit.

     If Learningwire is unable to attract and retain a large number of customers
-------------------------------------------------------------------------------
its  business  may not be  profitable.  Learningwire  lacks  recognition  in the
--------------------------------------
market. Learningwire's success depends on attracting a large number of potential customers and persuading them to buy products from Learningwire. Promoting Learningwire's products will depend largely on the success of Learningwire's marketing efforts and its ability to provide quality products at competitive prices. Furthermore, Learningwire may be required to incur significantly higher advertising expenditures than it currently anticipates in order to attract and retain potential customers.

      If Learningwire cannot obtain additional capital, Learningwire may not be able to expand. Learningwire needs additional capital to fund its operating losses and to expand its business. This offering is being conducted on a "best efforts" basis. There is no minimum amount which is required to be raised in this offering and all proceeds from the sale of the shares will be delivered to Learningwire. If only a small number of shares are sold the amount received from this offering may provide little benefit to Learningwire. Even if all shares offered are sold, Learningwire will need additional capital. The failure of Learningwire to obtain additional capital on terms acceptable to it, or at all, may significantly restrict Learningwire's proposed operations. There can be no assurance that Learningwire will be able to obtain the funding which it requires.

      All products offered by Learningwire are supplied by two unrelated companies which may at any time terminate their supply agreements with Learningwire, in which case Learningwire would cease business unless it could find alternate sources of product supply.

     Competition  may  result  in price  reductions  and  decreased  demand  for
-------------------------------------------------------------------------------
Learningwire's products. Learningwire faces competition from numerous sellers of
-----------------------
office supplies, computers, and officer furniture, the largest of which include Office Depot, Office Max, CompUSA and Best Buy. Competition is expected to remain strong or increase in the future, which may result in price reductions, fewer customers, reduced revenue and loss of market share. Current or potential competitors may have longer operating histories, larger customer or user bases, greater brand recognition and significantly greater financial, marketing and other resources than does Learningwire. In addition, competitors may be able to provide customers with more favorable terms, better customer service and more extensive inventory.

     Since  Learningwire's  officers plan to devote only a portion of their time
-------------------------------------------------------------------------------
to its business. Learningwire's chances of being successful will be less than if
-------------------------------------------------------------------------------
it had full time management.  The time which Learningwire's  management plans to
---------------------------
devote to Learningwire's business is as follows: Stephen Smith - 20%, Michael Grove - 59%, and Kim Rust - 65%.

                           FORWARD LOOKING STATEMENTS

      This prospectus contains various forward-looking statements that are based on Learningwire's beliefs as well as assumptions made by and information currently available to Learningwire. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. These statements are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from Learningwire's projections or estimates. Factors which could cause actual results to differ materially are discussed under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                       DILUTION AND COMPARATIVE SHARE DATA

      As of January 31, 2005 Learningwire had 889,750 outstanding shares of common stock, which had a negative net tangible book value of approximately $(0.10) per share. If all shares offered by Learningwire are sold (of which there can be no assurance), investors will own 500,000 shares, or approximately 36% of Learningwire's common stock, for which they will have paid $250,000 and Learningwire's present shareholders will own approximately 64% of Learningwire's common stock. If less than all shares offered are sold, the percentage ownership of the investors in this offering will be less and the dilution to the investors will be greater than if all shares offered were sold.

      The following table illustrates per share dilution and the comparative stock ownership of Learningwire's stockholders as compared to the investors in this offering, assuming all shares offered by Learningwire are sold.

   Shares outstanding as of January 31, 2005                     889,750

   Shares to be sold in this offering                            500,000

   Shares to be outstanding upon completion of offering        1,389,750

   Negative net tangible book value per share at
       January 31, 2005                                           $(0.10)

   Offering price, per share                                       $0.50

   Net tangible book value (deficit) after offering                $0.10

   Dilution to investors in this offering                          $0.40

   Gain to existing shareholders                                   $0.20

   Equity ownership by present shareholders after this offering      64%

   Equity ownership by investors in this offering                    36%

                                 USE OF PROCEEDS

      The following table shows the intended use of the proceeds of this offering, depending upon the number of shares sold:

                                               Gross Offering Proceeds
                                     -----------------------------------------
                                     $100,000   $150,000   $200,000   $250,000
                                     --------   --------   --------   --------

   General and administrative expenses 11,000     20,000     20,000     20,000
   Marketing                           55,000     91,000    136,000    181,000
   Website development                 10,000     15,000     20,000     25,000
   Accounts payable                     4,000      4,000      4,000      4,000
   Offering expenses                   20,000     20,000     20,000     20,000
                                   ---------- ---------- ---------- ----------
                                     $100,000   $150,000   $200,000   $250,000
                                     ========   ========   ========   ========

      If less than $100,000 is raised in this offering, the offering proceeds will be allocated in the following priority:

o     Offering expenses
o     Accounts payable
o     General and administrative expenses
o     Marketing
o     Website development

      Amounts allocated to general and administrative expenses will be used for office supplies, telephone, legal and accounting expenses, salaries to be paid to Learningwire's officers and other general corporate expenses.

      The amounts allocated for marketing will be used to promote Learningwire's products and incentive programs to educational institutions.

      Proceeds from this offering will also be used to upgrade Learningwire's website so its products can be located and purchased more easily by persons using the internet.

      The total estimated expenses of this offering are $35,000. As of January 31, 2005 Learningwire had paid approximately $18,000 of these expenses with cash which it received ($59,950) from the private sale of its common stock. The remaining offering expenses will be paid from the proceeds of this offering.

      Learningwire anticipates that its capital requirements for the twelve months ending December 31, 2005 will be approximately $194,000. See "Management's Discussion and Analysis and Plan of Operation" for more information concerning Learningwire's anticipated capital requirements.

      Even if all shares Learningwire is offering are sold, its future operations will be dependent upon its ability to obtain additional capital until, if ever, Learningwire can become profitable. As of the date of this prospectus Learningwire did not have any commitments from any person to provide it with any additional capital and there can be no assurance that additional funds may be obtained in the future.

      There is no commitment by any person to purchase any of the shares of common stock which are offered and there can be no assurance that any shares will be sold.

      Pending expenditure of the proceeds of the offering substantially in the manner described above, Learningwire will make temporary investments in interest-bearing savings accounts, certificates of deposit, United States government obligations and/or money market instruments.

                            MARKET FOR COMMON STOCK.

      As of the date of this prospectus the common stock of Learningwire was not quoted on any exchange and there was no public trading market.

      As of November 30, 2004, Learningwire had 889,750 outstanding shares of common stock and 32 shareholders of record.

      Holders of common stock are entitled to receive dividends as may be declared by the Board of Directors. The Board of Directors is not obligated to declare a dividend. No dividends have ever been declared and it is not anticipated that dividends will ever be paid.

       Learningwire's Articles of Incorporation authorize its Board of Directors to issue up to 10,000,000 shares of preferred stock. The provisions in the Articles of Incorporation relating to the preferred stock allow Learningwire's directors to issue preferred stock with multiple votes per share and dividend rights which would have priority over any dividends paid with respect to the holders of Learningwire's common stock. The issuance of preferred stock with these rights may make the removal of management difficult even if the removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if these transactions are not favored by Learningwire's management.

     Trades of Learningwire's common stock, should a market ever develop, will be subject to Rule 15g-9 of the Securities Exchange Act of 1934, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/ dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for Learningwire's common stock. As a result of these rules, investors in this offering, should a market for Learningwire's shares ever develop, may find it difficult to sell their shares.

      Learningwire is in the development stage. Between its inception in April 2002 and September 30, 2004 Learningwire's revenues were only $4,259.

                      Management's discussion and Analysis
                             AND plan of operationS

      During the period from inception (April 18, 2002) through September 30, 2004 Learningwire's operations used $(123,573) in cash and Learningwire purchased $18,505 of equipment. Capital was provided by the sale to the Company's officers, directors and private investors of shares of Learningwire's common stock as well as a loan of $97,500 from the Company's President.

      During the twelve months following the date of this prospectus, and with the proceeds from this offering, Learningwire plans to:

o    Promote its products and incentive programs to educational institutions
o    Improve its website
o Locate additional suppliers of office products which are willing to sell their products through Learningwire.

     Size, diversity and quality of inventory, brand recognition, customer service and pricing are all competitive factors in the office supply industry. Learningwire believes that it offers competitive prices, a wide selection of products and a reward and rebate program for schools and school districts. However, at present, Learningwire's biggest obstacles are limited financial resources and lack of name recognition. To remedy this problem, a substantial portion of the proceeds from this offering will be used for marketing program which will involve direct mail, email telemarketing, and personal contact by sales representatives which Learningwire plans to hires after this offering. If Learningwire's marketing program is successful, increased sales and brand identity should result. If Learningwire can increase sales and control costs, Learningwire should be able to earn a profit.

      Learningwire anticipates that its capital requirements for the twelve months ended December 31, 2005 will be as follows:

      General and administrative expenses         $   20,000
      Marketing                                      150,000
      Website development                             25,000
      Accounts payable                                 4,000
                                                ------------
                                                   $ 194,000

      If less than $194,000 in net capital is raised from this offering, Learningwire will attempt to raise additional capital through the private sale of its equity securities or borrowings from third party lenders. Learningwire does not have any commitments or arrangements from any person to provide Learningwire with any additional capital. If additional financing is not available when needed, Learningwire may need to change its business plan. Learingwire does not know how it would change its business plan if it was not able to raise at least $194,000 from this offering or from other sources. Learingwire does not have any plans, arrangements or agreements to sell or merge with another entity.

                                    BUSINESS

General

     Learningwire was incorporated in Colorado on April 18, 2002 under the name Kranem Corporation. The Company operates under its "Learningwire" tradename which is registered with the Colorado Secretary of State. Learningwire is not a blank check company required to comply with Rule 419 of the Securities Act of 1933.

      Learningwire is a Denver, Colorado based firm that offers high-quality, office and office supply products to businesses, educational institutions, government agencies and individuals nationwide. Learningwire markets and sells over 200,000 products through its website www.learningwire.com. Learningwire's web site enables customers to research products, purchase products online, track orders and receive administrative support. The products available from Learningwire include office supplies, such as pens, paper and printer cartridges; furniture, including chairs, tables, desks and storage units, and computers, electronics and software.

     Learningwire has several unique marketing programs. One program utilizes "SmartRewards" as an incentive for educational institutions to make purchases and promote Learningwire. SmartRewards are given to any schools selected by a purchaser. Schools receive SmartRewards for each and every purchase made through Learningwire by purchasers that select the school. SmartRewards can be used by schools to purchase products from Learningwire at discounts from normal retail prices. The second component of the marketing program provides school districts with cash rebates for every purchase made by Learningwire's schools, students, parents, community members and businesses that select the school district for rebates.

      Learningwire's web site (Learningwire.com) has been designed to be a powerful, yet easy to use, purchasing center. The website is different than other e-commerce sites because each member, identified by a category, is offered the lowest possible pricing available. Learningwire offers pricing specifically for educational institutions, government agencies and businesses that is in many cases lower than pricing offered by other online competitors.

      All products offered by Learningwire are supplied by either Ingram Micro, Inc. or U.S. Stationers. Ingram Micro Inc. supplies Learningwire with computer software and hardware, facsimile machines, copiers and other electronic devices. US Stationer provides Learningwire with office and school supplies.

       A customer purchases products through Learningwire's website. The customer uses a credit card to pay for any products purchased. Learningwire's website automatically routes the purchase order to Ingram Micro or U.S. Stationer, depending on the type of product ordered. Ingram Micro or U.S. Stationer ship the product directly to the customer. Orders for products are usually received by the customer within 24-48 hours after receipt. Learningwire receives a commission for each order.

      Learningwire has a written agreement with Ingram Micro but does not have any written agreement with U.S. Stationers. Ingram Micro and U.S. Stationers may at any time terminate their supply agreements with Learningwire, in which case Learningwire would cease business unless it could find alternate source of product supply.

      Learning's initial target market will be educational institutions - including public and private schools within the continental U.S. These potential customers combine for 116,877 schools and represent a student population of 67 million according to the Department of Education. An indirect but ancillary market for Learningwire's products include the businesses, families, and individuals which support and comprise the larger school community.

      Businesses, especially the small business/home office, will also be a significant potential market for Learningwire. Learningwire will address this market by offering discounted pricing, online approved purchase orders and a selection of products that rivals or surpasses many of its competitors.

      Learningwire's ability to market its products is hindered at the present time by its limited financial resources and lack of name recognition. Depending upon the amount of future capital available, Learningwire's marketing program will involve direct mail, email, telemarketing, and personal contact by sales representatives which Learningwire plans to hire after this offering. This marketing program will be designed to develop a marketing program to inform schools, school districts, government agencies, small businesses and other potential customers of the products it can provide.

Competition

      Learningwire faces competition from numerous sellers of office supplies, computers, and office furniture, the largest of which include Office Depot, Office Max, CompUSA and Best Buy. Competition may result in price reductions and decreased demand for Learningwire's products. Current and potentials competitors have or will have longer operating histories, greater brand recognition and/or significantly greater financial, marketing and other resources than does Learningwire. Competitors may be able to provide customers with more favorable terms, better customer service and more extensive inventory.

      Learningwire believes that the main competitive factors in its industry are:

*    Size, diversity and quality of inventory;
*    Brand recognition;
*    Customer service; and
*    Product pricing.

      Learningwire expects to compete by offering competitive prices, a wide selection of products and a reward and rebate program for schools and school districts. However, Learningwire's ability to compete at present is hindered by its limited financial resources and lack of name recognition.

Government Regulation

      Learningwire is not currently subject to direct federal, state or local regulation other than regulations generally applicable to retail commerce.

Employees

      As of January 31, 2005 Learningwire had one part-time employee.

Facilities

      Learningwire's offices are located at 410 17th Street, Suite 1870, Denver, Colorado 80202 and consist of 900 square feet which are provided to Learningwire without charge. Learningwire's use of this space may be terminated at any time. This space is expected to be adequate to meet Learningwire's foreseeable future needs.

                                   MANAGEMENT

Name              Age                Title
---------         ---      -------------------------------

Stephen K. Smith   62      President and a Director
Michael Grove      59      Secretary, Treasurer and Principal Financial Officer
Kim Rust           62      Operations Manager


     Stephen K. Smith has served as Learningwire's President and as a director since January 21, 2004. Between 2000 and his association with Learningwire Mr. Smith, has been managing his investments. Mr. Smith retired from Dell Computer Corporation in 2000. Prior to his retirement Mr. Smith held the following positions with Dell Computer:

o     Director of Operations  -                             1997 - 2000
o     Director of Worldwide Product Development -           1995 - 1997
o     Director of Customer Service and Technical Support -  1992 - 1995
o     Senior Manufacturing Manager -                        1989 - 1992

      Between 1964 and 1989 Mr. Smith was in the United States Marine Corps. While in the Marine Corps Mr. Smith had various national and international assignments ranging from Director of Marine Corps Officer Recruiting to Chief of Emergency Action, Defense Nuclear Agency. Mr. Smith retired from the Marine Corps. with the rank of Colonel. Mr. Smith received a Bachelor of Arts degree from Hanover College in 1964 and his Master of Arts degree from the University of Northern Colorado in 1978.

      Michael Grove has been Learningwire's Secretary, Treasurer and Principal Financial Officer since January 2004. Since 2000 Mr. Grove has been the Principal Financial Officer for Technical Trades Institute, Inc. Between 1999 and 2000 Mr. Grove was an accountant for One Capital Corporation. Between 1995 and 1996 Mr. Grove was the business manager, and between 1996 and 1999 Mr. Grove was the general manager of Paxson Communications, Inc. Mr. Grove has a background of over 27 years in financial and sales management. Mr. Grove has worked in the audit department of the CPA firm Peat, Marwick - Mitchel & Co. and has held sales positions as controller, chief financial officer and chief executive of several public and private companies in the oil and gas, stock brokerage, broadcasting and education industries. Mr. Grove is a CPA and earned a Bachelor of Science in Accounting from the University of Colorado.

      Kim Rust was Learningwire's President between April 18, 2002, the date Learningwire was incorporated, and January 21, 2004. Since January, 2004 Mr. Rust has been Learningwire's Operations Manager. During the six years preceding his association with Learningwire Mr. Rust was Managing Director of One Capital Corporation, a private investment banking firm.

      Mr. Rust may be considered a "parent" and "promoter" as those terms are defined in the rules and regulations of the Securities and Exchange Commission. Learningwire's directors are elected to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. Learningwire's executive officers are elected by the Board of Directors and hold office until resignation or removal by the Board of Directors.

Executive Compensation

      The following table sets forth in summary form the compensation received by the President of Learningwire during the three fiscal years ended December 31, 2004. None of Learningwire's officers have ever received in excess of $100,000 in compensation during any fiscal year.

                                           Other                          All
 Name and                                  Annual  Restricted            Other
  Principal       Fiscal                   Compen-   Stock    Options   Compen-
  Position         Year    Salary  Bonus   sation    Awards   Granted    sation
----------        ------   ------  -----   -------  --------  -------   --------

Stephen Smith,     2004     $____
  President since  2003       N/A    --        --        --       --       --
  January 2004.    2002       N/A    --        --        --       --       --

Kim D. Rust,       2004   $25,200
  President prior  2003        --    --   $14,185        --       --       --
  to January 2004. 2002        --    --        --        --       --       --

(1) As of December 31, 2004, the number of shares of Learningwire's common stock owned by the officers included in the table above, and the value of the shares at that date, were:

      Name                    Shares             Value

      Stephen Smith           500,000             *
      Kim D. Rust                   -             -

* No value was assigned to these shares since there has never been a market for Learningwire's common stock.

      Learningwire does not have any consulting or employment agreements with any of its officers or directors.

      Learningwire's board of directors may increase the compensation paid to its officers depending upon a variety of factors, including the results of its future operations.

      The following table shows the amount which Learningwire expects to pay to its management during the twelve months ending December 31,2005 and the amount of time these persons expect to devote to Learningwire's business.

                                                      Percentage of Time
                                Projected                to be Devoted
      Name                    Compensation               to Operations

      Stephen Smith              $12,000                       20%
      Michael Grove              $ 3,000                        5%
      Kim D. Rust                $36,000                       65%

     Stock Options. Learningwire has not granted any stock options as of the date of this prospectus. In the future, Learningwire may grant stock options to its officers, directors, employees or consultants.

      Long-Term Incentive Plans. Learningwire does not provide its officers or employees with pension, stock appreciation rights, long-term incentive or other plans and has no intention of implementing any of these plans for the foreseeable future.

      Employee Pension, Profit Sharing or other Retirement Plans. Learningwire does not have a defined benefit, pension plan, profit sharing or other retirement plan, although it may adopt one or more of such plans in the future.

      Compensation of Directors. Learningwire's directors do not receive any compensation pursuant to any standard arrangement for their services as directors.

Transactions with Related Parties and Recent Sales of Securities

      On January 2, 2004, Learningwire sold 500,000 restricted shares of its common stock to Stephen K. Smith for $10,000 in cash, or $0.02 per share. On January 20, 2004, Learningwire sold 125,000 restricted shares of its common stock to Anne Brady for $5,000 in cash, or $0.04 per share. On February 20, 2004 Learningwire sold 50,000 restricted shares of its common stock to Michael Grove for $2,000 in cash, or $0.04 per share. Learningwire relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the sale of these shares.

      During January and February 2004 Learningwire sold 214,750 restricted shares of common stock to a group of private investors for $42,950, or $0.20 per share. Learningwire relied upon the exemption provided by Rule 504 of the Securities Act of 1033 with respect to the sale of these shares.

      Kim Rust allowed Learningwire to use office space free of charge between May 1, 2003 and September 30, 2004. The office space was valued at $1,250 per month based on the market rate for office space in Denver, Colorado at the time.

      During the year ended December 31, 2003 Kim Rust advanced $4,000 to Learningwire for working capital. The advance is non-interest bearing and due on demand. Learningwire repaid $3,200 of this loan during the nine months ended September 30, 2004.

      As of January 31, 2005 Stephen Smith, Learningwire's President, had advanced $97,500 to Learningwire. These advances do not bear interest, are unsecured and are due on demand.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information regarding the ownership of Learningwire's common stock as January 31, 2005, by each shareholder known by Learningwire to be the beneficial owner of more than 5% of Learningwire's outstanding shares, each director and executive officer and all directors and executive officers as a group. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares they beneficially own.

                                         Shares
Name and Address of                    Beneficially            Percent of
Beneficial Owner                          Owned                   Class
-------------------                   -------------            ----------

Stephen K. Smith                         500,000                  56%
5425 Petticoat Lane
Austin, TX 78746


Michael Grove                             50,000                 5.6%
4540 Nelson Dr.
Broomfield, CO 80020

Anne Brady                               125,000                  14%
7170 Calabria Ct.
Unit F
San Diego, CA 92122

*All Executive Officers and              550,000                  62%
   Directors as a group (two persons)

                            OFFERING BY LEARNINGWIRE

      By means of this prospectus Learningwire is offering to the public up to 500,000 shares of its common stock at a price of $0.50 per share. Learningwire arbitrarily determined the $0.50 offering price and this price does not bear any relationship to Learningwire's assets, book value or any other generally accepted criteria of value for investment.

      Learningwire will offer the shares through its officers on a "best efforts" basis. The Company's officers are not registered with the Securities and Exchange Commission as brokers or dealers. The Company's officers are not required to be registered as brokers or dealers since the Company's officers are not engaged in the business of buying or selling securities for others. The Company's officers will not be relying on the exemption provided by Rule 3a4-1 of the Securities Exchange Act of 1934 with respect to their participation in this offering.

      Learningwire will not employ any brokers or sales agents to sell these shares and Learningwire will not compensate any officer or third party for their participation in this offering. There is no firm commitment by any person to purchase or sell any of these shares and there is no assurance that any such shares offered will be sold. All proceeds from the sale of the shares will be promptly delivered to Learningwire. Learningwire plans to end the offering on March 31, 2005. However, Learninwire may at its discretion end the offering sooner or extend the offering to April 30, 2005.

      Learningwire has the right to refuse to accept subscriptions from any person for any reason whatsoever. No subscription shall be deemed to be binding upon Learningwire until accepted in writing by Learningwire.

      The total estimated expenses of this offering are $35,000. As of January 31, 2005 Learningwire had paid approximately $18,000 of these expenses with cash which it received from the private sale of its common stock. The remaining offering expenses will be paid from the proceeds of this offering.

                              SELLING SHAREHOLDERS

Learningwire

      The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus. The owners of the common stock to be sold by means of this prospectus are referred to as the "selling shareholders". With the exception of Anne Brady, Michael Grove, and Stephen Smith, the selling shareholders acquired their shares from Learningwire in a private offering at a price of $0.20 share. See "Management-Transactions with Related Parties and Recent Sales of Unregistered Securities" for information concerning the price paid for the shares to be sold by Ms. Brady, Mr. Grove, and Mr. Smith.

      Learningwire will not receive any proceeds from the sale of the shares by the selling shareholders. Learningwire will pay all costs of registering the shares offered by the selling shareholders, estimated to be $5,000. The selling shareholders will pay all sales commissions and other costs of the sale of the shares offered by them.

                                            Shares to be
                              Shares        Sold in this       Share Ownership
Name                          Owned           Offering          After Offering

Michael Blumenthal            20,000           20,000                 --

Jerry Clayton                 25,000           25,000                 --

Larry Duncan                  15,000           15,000                 --

Sarah Duncan                   2,500            2,500                 --

Mike Duran                     5,000            5,000                 --

Helen French                   5,000            5,000                 --

Sue Goss                       7,500            7,500                 --

M. James Herbic               17,500           17,500                 --

Jackl Company                 13,750           13,750                 --

Alan Knepper                  10,000           10,000                 --

Courtney Lawrence              6,250            6,250                 --

Mark Lawrence                  2,500            2,500                 --

Megan Lawrence                 6,250            6,250                 --

Harvey Levin                   2,500            2,500                 --

Michael Lindeman               5,000            5,000                 --

Robert Newell                  5,000            5,000                 --

Jack Pevey, Jr.               10,000           10,000                 --

Fred Rogers Jr.                2,500            2,500                 --

Eric Roth                      2,500            2,500                 --

Martin Roth                    2,500            2,500                 --

                                            Shares to be
                              Shares        Sold in this       Share Ownership
Name                          Owned           Offering          After Offering

Andrew Rust                   15,000           15,000                 --

Kristin Rust                   5,000            5,000                 --

Michael Schranz                1,000            1,000                 --

Donna Schultz                  5,000            5,000                 --

Walter Schultz                 5,000            5,000                 --

Shane Sowers                   5,000            5,000                 --

William Stephens               2,500            2,500                 --

John Vierthaler                5,000            5,000                 --

Brian White                    5,000            5,000                 --
                                            ---------
                                              214,750

Manner of Sale.

      The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit. Since as of the date of this prospectus no market exists for Learningwire's common stock, sales by the selling shareholders, until Learningwire's common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, will be made at a price of $0.50 per share. If and when Learningwire's common stock becomes quoted on the OTC Bulletin Board or listed on a securities exchange, the shares owned by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
o face-to-face transactions between sellers and purchasers without a broker/dealer.

      In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

      The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Act of 1933, and any commissions received by them and any profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

      If any selling shareholder enters into an agreement to sell his or her shares to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, Learningwire will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. Learningwire will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

      If any selling shareholder enters into and agreement to sell his shares to a broker-dealer as principal, and the broker-dealer is acting as an underwriter, Learningwire will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker-dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. Learningwire will also file the agreement between the selling shareholder and the broker-dealer as an exhibit to the post-effective amendment to the registration statement.

      Learningwire has advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. Learningwire has also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, the selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". Learningwire has also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

                            DESCRIPTION OF SECURITIES

    Learningwire is authorized to issue 50,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of January 31, 2005 Learningwire had 889,750 outstanding shares of common stock. Learning has not issued any shares of preferred stock.

Common Stock

      Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of Learningwire's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will ever be paid.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by Learningwire. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable and all of the shares of common stock offered by this prospectus will be, upon issuance, fully paid and non-assessable.

Preferred Stock

      Shares of preferred stock may be issued from time to time in one or more series as may be determined by Learningwire's directors. The voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions of each series will be established by the directors.

Transfer Agent

     First American Stock Transfer, Inc., based in Phoenix, Arizona, is the transfer agent for Learningwire's common stock.

                                LEGAL PROCEEDINGS

      Learningwire is not involved in any legal proceedings.

                                 INDEMNIFICATION

      The Colorado Business Corporation act authorizes indemnification of a director, officer, employee or agent of Learningwire against expenses incurred in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of Learningwire who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling Learningwire pursuant to the foregoing provisions, Learningwire has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

      Learningwire has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits) under the Securities Act of 1933, as amended, with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement which may be read and copied at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The registration statement is also available at www.sec.gov, the website of the Securities and Exchange Commission.

                                KRANEM CORPORATON

                                      d/b/a

                                LEARNINGWIRE.COM
                          (A Development Stage Company)


                              FINANCIAL STATEMENTS

                     KRANEM CORPORATION DBA LEARNINGWIRE.COM
                          (A Development Stage Company)
                          Index to Financial Statements

                                                                          Page

Report of Independent Auditors                                             F-2

Balance Sheets at December 31, 2003 and September 30, 2004 (unaudited)     F-3

Statements of Operations for the year ended December 31, 2003, from April 18, 2002 (inception) through December 31, 2002, from
  April 18, 2002 (inception) through December 31, 2003, for the nine months ended September 30, 2004 (unaudited) and 2003
  (unaudited), and from April 18, 2002 (inception) through
  September 30, 2004 (unaudited)                                           F-4

Statement of Changes in Shareholders' Deficit for the period from April 18, 2002 (inception) through December 31, 2003
  and for the nine months ended September 30, 2004 (unaudited)             F-5

Statements of Cash Flows for the year ended December 31, 2003, from April 18, 2002 (inception) through December 31, 2002, from April 18, 2002 (inception) through December 31, 2003, for the nine months ended September 30, 2004 (unaudited) and
  2003 (unaudited), and from April 18, 2002 (inception) through
   September 30, 2004 (unaudited)                                          F-6

Notes to Financial Statements.                                             F-7

To the Board of Directors and Shareholders:
Kranem Corporation dba Learningwire.com


                         Report of Independent Auditors

We have audited the accompanying balance sheet of Kranem Corporation d/b/a Learningwire.com (a development stage company) as of December 31, 2003, and the related statements of operations, changes in shareholders' deficit and cash flows for the years ended December 31, 2003 and 2002, and from April 18, 2002 (inception) through December 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kranem Corporation dba Learningwire.com as of December 31, 2003, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002, and from April 18, 2002 (inception) through December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered significant operating losses since inception, which raises substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding this matter are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Cordovano and Honeck, P.C
Denver, Colorado
July 30, 2004

                   KRANEM CORPORATION DBA LEARNINGWIRE.COM
                        (A Development Stage Company)
                                Balance Sheets



                                                  December 31,  September 30,
                                                     2003            2004
                                                                (Unaudited)
Assets
Current assets:
  Cash                                             $     811      $   5,992
                                                   ---------      ---------
     Total current assets                                811          5,992

Property and equipment, net of accumulated
 depreciation of $7,407 and $12,033
 (unaudited), respectively (Note 3)                   11,098          6,472
                                                   ---------      ---------
                                                   $  11,909      $  12,464
                                                   =========      =========
Liabilities and Shareholders' Deficit
Current liabilities:
  Accounts payable and accrued liabilities        $    8,182          3,810
   Indebtedness to related parties (Note 2)          101,500         98,300
                                                  ----------      ---------
     Total current liabilities                       109,682        102,110
                                                  ----------      ---------
Shareholders' deficit (Notes 2 and 5):
   Preferred stock, no par value; 10,000,000
     shares authorized,-0- and -0- (unaudited)
     shares issued and outstanding, respectively          --             --
   Common stock, no par value; 50,000,000 shares
     authorized, -0- and 889,750 (unaudited)
     shares issued and outstanding, respectively          --         49,770
   Additional paid-in capital                         10,000         21,250
   Deficit accumulated during the development stage (107,773)      (160,666)
                                                   ---------       --------

     Total shareholders' deficit                     (97,773)       (89,646)
                                                   ---------       --------
                                                   $  11,909      $  12,464
                                                   =========      =========






               See accompanying notes to financial statements.

                   KRANEM CORPORATION DBA LEARNINGWIRE.COM
                        (A Development Stage Company)
                           Statements of Operations

                                                     April 18, 2002  April 18, 2002                  April 18, 2002
                                                      (Inception)     (Inception)    For the Nine      (Inception)
                                       Year Ended       Through        Through       Months Ended        Through
                                       December 31,   December 31,   December 31,    September 30,     September 30,
                                          2003           2002            2003      2004        2003        2004
                                       ------------   ------------   ------------  -----      ------   -------------
                                                                                 (Unaudited)(Unaudited) (Unaudited)
Commission revenue                     $   1,148      $  2,315         $  3,463   $   796     $   861     $  4,259

Expenses:
   Selling, advertising and marketing     16,063         5,809           21,872     6,163      12,047       28,035
   Salaries                               17,185            --           17,185    24,000      12,889       41,185
   Contract labor                          9,930        11,505           21,435        --       7,448       21,435
   Professional fees                       7,060           675            7,735     1,250       1,545        8,985
   Rent                                    5,000        11,250           16,250        --       5,000       16,250
   Contributed rent (Note 2)              10,000            --           10,000    11,250       6,250       21,250
   Depreciation                            6,168         1,239            7,407     4,626       4,626       12,033
   Interest income                            --            --               --       (10)         --          (10)
   Other                                   5,424         3,928            9,352     6,410       4,068       15,762
                                        --------      --------         --------  --------     -------     --------
      Total expenses                      76,830        34,406          111,236    53,689      53,873      164,925
                                        --------      --------         --------  --------     -------     --------
      Loss before income taxes           (75,682)      (32,091)        (107,773)  (52,893)    (53,012)    (160,666)

Income tax provision (Note 4)                 --            --               --        --          --           --
                                        --------       --------        --------  --------    --------     --------

      Net loss                         $ (75,682)    $ (32,091)      $ (107,773) $(52,893)  $ (53,012)   $(160,666)
                                       =========     =========       ==========  ========   =========    =========
Basic and diluted loss per share       $    0.00     $    0.00                   $  (0.06 ) $    0.00
                                       =========     =========                   ========   =========
Basic and diluted weighted average
      common shares outstanding               --            --                    885,583          --
                                       =========     =========                   ========   =========


               See accompanying notes to financial statements.

                   KRANEM CORPORATION DBA LEARNINGWIRE.COM
                        (A Development Stage Company)
                Statement of Changes in Shareholders' Deficit

                                                                   Deficit
                                                                 Accumulated
                                                    Additional   During the
                                   Common Stock      Paid-In     Development
                                 Shares     Amount   Capital        Stage        Total
                                 ------     ------  ---------     -----------    -----

Balance at April 18, 2002
  (inception)                        --     $   --   $     --      $      --    $     --

Net loss                             --         --         --         32,091)    (32,091)
                                 ------     ------   --------      ---------    --------

Balance at December 31, 2002         --         --         --        (32,091)    (32,091)

Office space contributed by a
  director (Note 2)                  --         --     10,000             --      10,000

Net loss                             --         --         --        (75,682)    (75,682)
                                -------      -----    -------       --------    --------

Balance at December 31, 2003         --         --     10,000       (107,773)    (97,773)

January 2004, common stock sold to
  an officer ($.02/share)(unaudited)
  (Note 2)                      500,000     10,000         --             --      10,000

January 2004, common stock sold
  to an investor ($.04/share)
  (unaudited)(Note 2)           125,000      5,000         --             --       5,000

January and February 2004,
 common stock sold in a
 private placement offering
 ($.20/share), less $10,180
 of offering costs (unaudited)
 (Note 5)                       214,750     32,770         --             --      32,770

February 2004, common stock
 sold to an Officer ($.04/share)
 (unaudited) (Note 2)            50,000      2,000         --             --       2,000

Office space contributed by
 a director(Note 2)(unaudited)       --         --     11,250             --      11,250

Net loss                             --         --         --        (52,893)    (52,893)
                                -------     ------     ------        -------     -------
Balance at September 30, 2004
 (unaudited)                    889,750   $ 49,770   $ 21,250     $ (160,666)  $ (89,646)
                                =======   ========   ========     ==========   =========


               See accompanying notes to financial statements.

                   KRANEM CORPORATION DBA LEARNINGWIRE.COM
                        (A Development Stage Company)
                           Statements of Cash Flows


                                                     April 18, 2002  April 18, 2002                  April 18, 2002
                                                      (Inception)     (Inception)    For the Nine      (Inception)
                                       Year Ended       Through        Through       Months Ended        Through
                                       December 31,   December 31,   December 31,    September 30,     September 30,
                                          2003           2002            2003      2004        2003        2004
                                       ------------   ------------   ------------  -----      ------   -------------
                                                                                 (Unaudited)(Unaudited) (Unaudited)

Cash flows from operating activities:
Net loss                                $ (75,682)    $ (32,091)    $ (107,773)  $ (52,893)  $ (53,012)  $ (160,666)
Adjustments to reconcile net loss to
 net cash used in operating activities:
Depreciation                                6,168         1,239          7,407       4,626       4,626       12,033
Office space contributed by a director
 (Note 2)                                  10,000            --         10,000      11,250       6,250       21,250
Changes in operating assets and liabilities:
Deposit held by supplier                    3,000        (3,000)            --          --          --           --
Accounts payable and accrued expenses       2,582         5,600          8,182      (4,372)      6,197        3,810
                                          -------       -------        -------     -------     -------     --------
Net cash used in operating activities     (53,932)      (28,252)       (82,184)    (41,389)    (35,939)    (123,573)
                                          -------       -------        -------     -------     -------     --------
Cash flows from investing activities:
Payments for property and equipment            --       (18,505)       (18,505)         --          --      (18,505)
                                          -------      --------        -------     -------     -------     --------
Net cash used in investing activities          --       (18,505)       (18,505)         --          --      (18,505)
                                          -------      --------        -------     -------     -------     --------
Cash flows from financing activities:
Proceeds from the sale of common stock         --            --             --      59,950          --       59,950
      Payments for offering costs              --            --             --     (10,180)         --      (10,180)
Repayment of related party loans (Note 2)      --            --             --      (3,200)         --       (3,200)
Proceeds from related party loans (Note 2) 42,000        59,500        101,500          --      38,000      101,500
                                          -------      --------        -------     -------     -------     --------
Net cash provided by financing activities  42,000        59,500        101,500      46,570      38,000      148,070
                                          -------      --------        -------     -------     -------     --------
Net change in cash                        (11,932)       12,743            811       5,181       2,061        5,992
Cash, beginning of period                  12,743            --             --         811          --           --
                                          -------      --------        -------     -------     -------     --------
Cash, end of period                      $    811      $ 12,743      $     811     $ 5,992     $ 2,061     $  5,992
                                         ========      ========      =========     =======     =======     ========
Supplemental disclosure of cash flow
  information:
Income taxes                             $     --      $     --      $      --     $    --     $    --     $     --
                                         ========      ========      =========     =======     =======     ========
Interest                                 $     --      $     --      $      --     $    --     $    --     $     --
                                         ========      ========      =========     =======     =======     ========


               See accompanying notes to financial statements.

                   KRANEM CORPORATION DBA LEARNINGWIRE.COM
                        (A Development Stage Company)
                        Notes to Financial Statements

(1)   Nature of Organization and Summary of Significant Accounting Policies

Nature of Organization

Kranem Corporation dba Learningwire.com (the "Company") was incorporated in Colorado on April 18, 2002. The Company offers high-quality, office and office supply products to businesses, educational institutions, government agencies and individuals through its website, www.learningwire.com. The website enables customers to research products, purchase products online, track orders and receive administrative support. The Company handles all order entry, shipping, invoicing and payment collection from customers. However, all products offered by the Company are supplied by two unrelated companies. These two companies may, at any time, terminate their supply agreements with the Company, in which case, the Company would cease business until it could find an alternate source of product.

The Company has suffered significant operating losses since inception, which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's ability to continue as a going concern is dependent upon its ability to generate sufficient cash flow to meet obligations on a timely basis and ultimately to attain profitability. The Company has obtained working capital through equity offerings and management plans to obtain additional funding through equity offerings by the end of 2004. The Company's president has also funded the Company's operations with working capital advances; however, no directors, officers or shareholders have committed to fund the Company's operations or to make loans or other financing arrangements available to the Company. There is no assurance that the Company will be successful in its efforts to raise additional working capital or achieve profitable operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cash equivalents and fair value of financial instruments

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2003 or September 30, 2004 (unaudited).

The carrying amounts of cash and current liabilities approximate fair value due to the short-term maturity of the instruments.

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities; disclosure of contingent assets and liabilities at the date of the financial statements; and the reported amounts of revenues and expenses during the reporting period. Accordingly, actual results could differ from those estimates.

Offering costs

Costs related to common stock offerings are initially deferred until the offering is successfully completed, at which time they are recorded as a reduction of gross proceeds from the offering. If an offering is not successful, the costs are charged to operations at that time.

Start up costs

Costs related to the organization of the Company have been expensed as incurred.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the related assets, generally estimated at three years. Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing property and equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the statements of operations.

Web site development costs and amortization

The Company capitalizes internal and external costs incurred to develop its web site during the application development stage in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Capitalized web-site development costs are amortized over an estimated life of three years commencing on the date the software is ready for its intended use. The Company commenced amortizing its web-site development costs on June 11, 2002. Amortization expense totaled $166, $90, and $125 (unaudited) for the year ended December 31, 2003, the period from April 18, 2002 (inception) through December 31, 2002, and for the nine months ended September 30, 2004, respectively.

In addition, the Company has adopted the Emerging Issues Task Force Issue No. 00-2 ("EITF 00-2"), "Accounting for Web site Development Costs". EITF 00-2 requires the implementation of SOP 98-1 when software is used by a vendor in providing a service to a customer but the customer does not acquire the software or the right to use it.

Costs incurred during the operating stage of the web site including training, administration, maintenance, and other costs to operate the web site are expensed as incurred. However, costs incurred during the operating stage that provide additional functions or features and that upgrade or enhance the web site are capitalized.

Following is a schedule of significant costs (capitalized and expensed) related to the web site's development and operation:

                                                April 18, 2002
                                                 (Inception)      Nine Months
                                    Year Ended     Through          Ended
                                   December 31,  December 31,    September 30,
                                      2003          2002             2004
                                   -----------   ------------    ------------
Description                                                       (Unaudited)
Capitalized:
   Web site development          $        --     $  18,006        $       --
                                 ===========     =========        ==========

Expenses:
   Web site hosting              $     1,876     $   1,922        $    1,949
   Web site maintenance                2,470         1,700               846
                                 -----------     ---------        ----------
       Total web site expenses   $     4,346     $   3,622        $    2,795
                                 ===========     =========        ==========

Impairment and disposal of long-lived assets

The Company evaluates the carrying value of its long-lived assets under the provisions of SFAS No. 44, "Accounting for the Impairment or Disposal of Long-Lived Assets". Statement No. 144 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted future cash flows estimated to be generated by those assets are less than the assets' carrying amount. If such assets are impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying value or fair value, less costs to sell.

Revenue recognition

The Company's sales are reported on a net basis in accordance with EITF 99-19, "Reporting Revenue Gross as a Principal Versus Net as an Agent". All of the Company's revenues are reported as commissions. The Company recognizes revenue only after services have been performed and collectibility is reasonably assured.

Earnings (loss) per common share

Basic earnings per share is computed by dividing income available to common shareholders (the numerator) by the weighted-average number of common shares (the denominator) for the period. The computation of diluted earnings per share is similar to basic earnings per share, except that the denominator is increased to include the number of additional common shares that would have been outstanding if potentially dilutive common shares had been issued.

At  December  31,  2003 and  September  30,  2004  (unaudited),  there  was no
variance   between  basic  and  diluted  loss  per  share  as  there  were  no potentially dilutive common equivalents outstanding.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

Interim Financial Statements

In the opinion of management, the interim financial statements include all adjustments which are necessary in order to make the financial statements not misleading.

(2)   Related Party Transactions

A director contributed office space to the Company for the periods from May 1, 2003 through September 30, 2004. The office space was valued at $1,250 per month based on the market rate in the local area and is included in the accompanying financial statements as rent expense with a corresponding credit to "Additional paid-in capital".

During the year ended December 31, 2003 and the period from April 18, 2002 (inception) through December 31, 2002, the Company's president advanced the Company $38,000 and $59,500, respectively, for working capital. The advances are non-interest bearing and are due on demand. Management plans to settle these advances with cash or stock. The loans, totaling $97,500, are included in the accompanying financial statements as "Indebtedness to related parties".

During the year ended December 31, 2003, an employee advanced the Company $4,000 for working capital. The advance is non-interest bearing and due on demand. Management plans to settle the advance with cash. The Company repaid $3,200 (unaudited) during the nine months ended September 30, 2004. The remaining loan balance, totaling $800, is included in the accompanying financial statements as "Indebtedness to related parties".

During January 2004, the Company sold 500,000 shares of its common stock to its president for $10,000 ($.02 per share) (unaudited). The Company relied upon exemptions from registration believed by it to be available under federal and state securities laws in connection with the stock sale.

During February 2004, the Company sold 50,000 shares of its common stock to an officer for $2,000 ($.04 per share) (unaudited). The Company relied upon exemptions from registration believed by it to be available under federal and state securities laws in connection with the stock sale.

(3)   Property and Equipment

Property and equipment consisted of the following:

                                              December 31,      September 30,
                                                 2003                2004
                                              -------------     --------------
                                                                 (Unaudited)
Web site                                       $   18,006         $   18,006
Computer software                                     499                499
                                               ----------         ----------
                                                   18,505             18,505
Less accumulated depreciation                      (7,407)           (12,033)
                                               ----------         ----------
                                               $   11,098         $    6,472
                                               ==========         ==========

Depreciation expense totaled $6,168 and $4,626 (unaudited), respectively, for the year ended December 31, 2003 and the nine months ended September 30, 2004.

(4)   Income Taxes

A reconciliation of U.S. statutory federal income tax rate to the effective rate is as follows:

                                                April 18, 2002     Nine Months
                                                 (Inception)         Ended
                                   Year Ended      Through         September 30,
                                   December 31,  December 31,         2004
                                      2003          2002           (Unaudited)
                                   -----------   -----------      -----------
U.S. statutory federal rate          16.99%        15.00%           15.00%
State income tax rate, net of
 federal benefit                      3.84%         3.94%            3.94%
Permanent differences                -0.49%        -0.31%           -0.10%
Contributed rent                     -2.31%         0.00%           -4.04%
Net operating loss for which no tax
   benefit is currently available   -18.03%       -18.63%          -14.80%
                                      0.00%         0.00%            0.00%

At December 31, 2003, the Company's current tax benefit consisted of a net tax asset of $19,626, due to operating loss carryforwards of $97,066, which was fully allowed for, in the valuation allowance of $19,626. The valuation allowance results in deferred tax expense, which offsets the net deferred tax asset for which there is no assurance of recovery. The changes in the valuation allowance for the year ended December 31, 2003 and the period from April 18, 2002 (inception) through December 31, 2002, totaled $13,646 and $5,980, respectively. Net operating loss carryforwards will expire through 2023.

At September 30, 2004, the Company's current tax benefit consisted of a net tax asset of $27,453

(unaudited), due to operating loss carryforwards of $138,401 (unaudited), which was fully allowed for, in the valuation allowance of $27,453 (unaudited). The valuation allowance results in deferred tax expense, which offsets the net deferred tax asset for which there is no assurance of recovery. The changes in the valuation allowance for the nine months ended September 30, 2004 totaled $7,827 (unaudited).

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced;
reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

Should the Company undergo an ownership change, as defined in Section 382 of the Internal Revenue Code, the Company's tax net operating loss carryforwards generated prior to the ownership change will be subject to an annual limitation which could reduce or defer the utilization of those losses.

(5)   Shareholders' Equity

Preferred stock

The Board of Directors is authorized to issue shares of preferred stock in series and to fix the number of shares in such series as well as the designation, relative rights, powers, preferences, restrictions, and limitations of all such series. The Company had no preferred shares issued and outstanding at December 31, 2003 or September 30, 2004 (unaudited).

Private offering of common stock

During January 2004, the Company sold 125,000 shares of its common stock to an investor for $5,000 ($.04 per share) (unaudited). The shares were sold through the Company's officers and directors. The Company relied upon exemptions from registration believed by it to be available under federal and state securities laws in connection with the stock sale.

During January and February 2004, the Company sold 214,750 shares of its no par value common stock for $.20 per share pursuant to an exemption from registration claimed under Regulation D of the Securities Act of 1933, as amended. The shares were sold through the Company's officers and directors. The Company received net proceeds of $32,770 after deducting offering costs totaling $10,180. The Company relied upon exemptions from registration believed by it to be available under federal and state securities laws in connection with the offering.

                                TABLE OF CONTENTS
                                                                        Page
PROSPECTUS SUMMARY ..................................................
RISK FACTORS ........................................................
FORWARD LOOKING STATEMENTS ..........................................
DILUTION AND COMPARATIVE SHARE DATA..................................
USE OF PROCEEDS .....................................................
MARKET FOR COMMON STOCK .............................................
MANAGEMENT'S DISCUSSION AND ANALYSIS
     AND PLAN OF OPERATION ..........................................
BUSINESS.............................................................
MANAGEMENT ..........................................................
PRINCIPAL SHAREHOLDERS...............................................
OFFERING BY LEARNINGWIRE.............................................
SELLING SHAREHOLDERS.................................................
DESCRIPTION OF SECURITIES............................................
LEGAL PROCEEDINGS....................................................
INDEMNIFICATION .....................................................
AVAILABLE INFORMATION................................................
FINANCIAL STATEMENTS.................................................

      No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Learningwire. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

    Until ________, 2005 all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II
                     Information Not Required in Prospectus

Item 24.  Indemnification of Officers and Directors

     The Colorado Business Corporation Act provides that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the Company's best interest.

Item 25. Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses payable by the Company in connection with the issuance and distribution of the securities being registered. No expenses will be charged to the selling stockholders.

         SEC Filing Fee                                      $       46
         Blue Sky Fees and Expenses                               1,500
         Printing and Engraving Expenses                          1,000
         Legal Fees and Expenses                                 25,000
         Accounting Fees and Expenses                             5,000
         Miscellaneous Expenses                                   2,454
                                                               --------
                  TOTAL                                         $35,000
                                                               ========

         All expenses other than the SEC filing fee are estimated.

Item 26. Recent Sales of Unregistered Securities.

      The following lists all shares issued by the Company since its inception.

                                                                        Note
Name                       Date     Shares     Consideration         Reference

Stephen K. Smith          1-2-04   500,000        $10,000                A
Anne Brady               1-20-04   125,000        $ 5,000                A
Michael Grove            2-20-04    50,000        $ 2,000                A
Michael Bloomenthal      1/28/04    20,000        $ 4,000                B
Jerry Clayton            1/28/04    25,000        $ 5,000                B
Larry Duncan             1/27/04    15,000        $ 3,000                B
Sarah Duncan             1/27/04     2,500        $   500                B
Mike Duran               1/30/04     5,000        $ 1,000                B
Helen French             1/30/04     5,000        $ 1,000                B
Sue Ellen Goss           1/30/04     7,500        $ 1,500                B
James Herbic             1/29/04    17,500        $ 3,500                B
Jackl Company            1/30/04    13,750        $ 2,750                B
Alan Knepper             1/28/04    10,000        $ 2,000                B

Courtney Lawrence        1/27/04     6,250        $ 1,250                B
Mark Larwrence           1/28/04     2,500        $   500                B
Megan Lawrence           1/27/04     6,250        $ 1,250                B
Harvey Levin             1/29/04     2,500        $   500                B
Michael Lindeman         1/28/04     5,000        $ 1,000                B
Robert Newell            1/30/04     5,000        $ 1,000                B
Jack Pevey               1/28/04    10,000        $ 2,000                B
Fred Rogers Jr.          1/27/04     2,500        $   500                B
Martin Roth              1/30/04     2,500        $   500                B
Eric Roth                1/25/04     2,500        $   500                B
Andrew Rust              1/28/04    15,000        $ 3,000                B
Kristin Rust             1/30/04     5,000        $ 1,000                B
Michael Schranz          1/27/04     1,000        $   200                B
Walter Schultz           1/31/04     5,000        $ 1,000                B
Donna Schultz            1/31/04     5,000        $ 1,000                B
Shane Sowers             1/30/04     5,000        $ 1,000                B
W. M. Stephens           1/30/04     2,500        $   500                B
John Vierthaler          1/28/04     5,000        $ 1,000                B
Brian White              1/29/04     5,000        $ 1,000                B

A. The Company relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the issuance of these shares. The persons who acquired these shares were sophisticated investors. The persons who acquired these shares acquired the shares for their own accounts. The certificates representing the shares of common stock bear legends stating that the shares may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. The shares are "restricted" securities as defined in Rule 144 of the Securities and Exchange Commission.

B. The Company relied upon the exemption provided by Rule 504 of the Securities and Exchange Commission with respect to the issuance of these shares.

Item 27. Exhibits

The following Exhibits are filed with this Registration Statement:

Exhibit
Number   Exhibit Name

3.1      Articles of Incorporation  (1)

3.2      Bylaws  (1)

5        Opinion of Counsel  (1)

10.1     Distribution Agreement with Ingram Micro, Inc.  (1)

23.1     Consent of Attorneys  (1)

23.2     Consent of Accountants

(1)  Filed with Amendment No. 1 to the Registration Statement.

Item 28. Undertakings

      The small business issuer will:

      (1) File, during any period in which offers or sells securities, a post-effective amendment to this Registration Statement to.

            (i) Include any Prospectus required by Section l0 (a)(3) of the Securities Act:

            (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii) Include any additional or changed material information on the plan of distribution.

      (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

      (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

      Insofar as indemnification for liabilities arising under the Securities Act of l933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of l933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Austin, Texas and Denver, Colorado.


                                      LEARNINGWIRE.COM



February 11, 2005                     By: /s/ Stephen K. Smith
                                          -----------------------------------
                                          Stephen K. Smith, President and
                                          Chief Executive Officer


February 14, 2005                     By: /s/ Michael Grove
                                          -----------------------------------
                                          Michael Grove, Principal Financial
                                          Officer


         In accordance with the requirements of the Securities Act of l933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                            Title                    Date


/s/ Stephen K. Smith                Director               February 11, 2005
------------------------
Stephen K. Smith

                                LEARNINGWIRE.COM

                                    FORM SB-2
                                AMENDMENT NO. 2

                                    EXHIBITS